EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Announces the Appointments of Michael Leedy as EVP of Strategic Planning
and Michael Tam as EVP of Marketing

Warrendale, PA, November 13, 2003 - American Eagle Outfitters, Inc. (NASDAQ:AEOS) today announced the appointment of Michael Leedy as Executive Vice President of Strategic Planning. Mr. Leedy joined American Eagle Outfitters in 1995 and most recently was Executive Vice President of Marketing. In addition to his strategic planning responsibilities, Mr. Leedy will continue to oversee the e-commerce business. This newly created position will focus on strategic long-term growth and profit initiatives for the company, including business extensions, new concepts and organizational and operational processes. Mr. Leedy will report to Jim O'Donnell, Chief Executive Officer of American Eagle Outfitters.

American Eagle Outfitters also appointed Michael Tam as Executive Vice President of Marketing. Mr. Tam previously served in a variety of Senior Merchandising and Marketing roles with Nordstroms, Starbucks and McDonalds. Mr. Tam's career began with Leo Burnett, USA, Chicago, following the completion of his Masters of Management Degree from J.L. Kellogg Graduate School. Mr. Tam will report to Roger Markfield, Vice Chairman and President of American Eagle Outfitters.

Jim O'Donnell commented, "Michael Leedy has been an integral member of the team that has defined and significantly grown the brand over the past eight years. He is a strategically creative thinker and will incorporate his wealth of AE knowledge in leading a disciplined approach to the next decade of growth for our company. Michael Tam understands brand building through his balanced experience of twenty-five years with a respected agency and international brands. His track record and proven ability to position brands globally will be of great value in the future marketing of the American Eagle brand. Michael Leedy has done a nice job of transitioning his marketing role to Michael Tam and can now partner with me in thoughtfully charting our future. It is a pleasure to recognize Michael Leedy's accomplishments with this new challenge and to further strengthen our leadership team with the addition of Michael Tam."

American Eagle Outfitters (NASDAQ:AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of casual, fashion-right clothing for 15-25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, surplus, and graphic Ts as well as a stylish assortment of cool accessories, outerwear, footwear and swimwear. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 739 AE stores in 49 states and the District of Columbia, 64 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its internet business, ae.com.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857